Exhibit 99.1

Olympic Steel Reports 2016 Fourth-Quarter and Full-Year Results

Market Share Increases to Record High

CLEVELAND--(BUSINESS WIRE)--March 2, 2017--Olympic Steel Inc., (Nasdaq: ZEUS), a national metals service center, today announced financial results for the fourth quarter and full year ended Dec. 31, 2016.

Net sales in the 2016 fourth quarter increased 7.3%, to $254.9 million, up from $237.5 million in the same quarter of the prior year. Full-year 2016 net sales declined 10.2%, to $1.1 billion, compared with $1.2 billion in 2015. LIFO income was $0.8 million in the final quarter of 2016, versus $1.6 million in the comparable quarter in 2015. Full-year reported results benefited from $1.5 million of LIFO income in 2016, which was down from $3.3 million of LIFO income recorded in 2015.

For the fourth quarter of 2016, the Company reported a net loss of $2.1 million, or $0.19 per share. This compares with a net loss of $5.0 million, or $0.45 per share, in 2015’s comparable quarter. For the full-year period, a net loss of $1.1 million, or $0.10 per share was recorded in 2016, versus a net loss of $26.8 million, or $2.39 per share, in 2015. Results in 2015 were negatively impacted by goodwill and intangible asset impairment charges totaling $25.0 million, or $1.93 per share.

“Despite another challenging year, we observed a definitive market swing during the fourth quarter,” said Chairman and Chief Executive Officer Michael D. Siegal. “Pricing, demand and customer sentiment all improved as the quarter progressed.”

“Our commitment to customer performance earned us record market share during 2016, per MSCI data,” Siegal added. “At the same time, our emphasis on continuous improvement led to reducing operating expenses by 3%, or $7 million, excluding 2015’s impairment charges.”

“The positive industry trends that began in last year’s fourth quarter have continued in the first quarter of 2017, validating optimism for the first half of this year,” Siegal concluded.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2016 fourth-quarter and full-year earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today, March 2, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and any associated tariffs and duties; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our efforts to improve earnings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 32 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2016	2015	2016	2015
	(unaudited)		(audited)
Net sales	$254,904	$237,505	$1,055,116	$1,175,543

Costs and expenses
Cost of materials sold (excludes items shown separately below)	203,494	188,265	820,040	942,214
Warehouse and processing	17,960	19,891	79,521	85,411
Administrative and general	15,001	15,701	63,054	64,987
Distribution	8,728	8,254	36,490	36,073
Selling	5,699	5,051	23,060	21,158
Occupancy	2,088	2,280	8,718	9,492
Depreciation	4,365	4,520	17,596	18,147
Amortization	222	222	889	889
Goodwill and intangible asset impairment	-	500	-	24,951

Total costs and expenses	257,557	244,684	1,049,368	1,203,322

Operating income (loss)	(2,653)	(7,179)	5,748	(27,779)

Other income (loss), net	(13)	16	(55)	(125)

Income (loss) before interest and income taxes	(2,666)	(7,163)	5,693	(27,904)
Interest and other expense on debt	1,378	1,251	5,273	5,690
Income (loss) before income taxes	(4,044)	(8,414)	420	(33,594)
Income tax provision (benefit)	(1,940)	(3,426)	1,498	(6,817)

Net loss	$(2,104)	$(4,988)	$(1,078)	$(26,777)

Earnings per share:

Net loss per share - basic	$(0.19)	$(0.45)	$(0.10)	$(2.39)

Weighted average shares outstanding - basic	11,221	11,173	11,210	11,192

Net loss per share - diluted	$(0.19)	$(0.45)	$(0.10)	$(2.39)

Weighted average shares outstanding - diluted	11,221	11,173	11,210	11,192

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31,
	2016	2015
	(audited)
Assets

Cash and cash equivalents	$2,315	$1,604
Accounts receivable, net	101,902	92,877
Inventories, net (includes LIFO debit of $8,045 and $6,555 as of Dec. 31, 2016, and 2015, respectively)	254,526	206,645
Prepaid expenses and other	6,197	7,820
Total current assets	364,940	308,946

Property and equipment, at cost	374,242	372,129
Accumulated depreciation	(218,476)	(205,591)
Net property and equipment	155,766	166,538

Intangible assets, net	23,869	24,757
Other long-term assets	11,493	11,639
Total assets	$556,068	$511,880

Liabilities

Current portion of long-term debt	$1,825	$2,690
Accounts payable	79,458	55,685
Accrued payroll	8,445	6,884
Other accrued liabilities	15,170	11,801
Total current liabilities	104,898	77,060
Credit facility revolver	164,599	145,800
Other long-term liabilities	10,062	9,829
Deferred income taxes	23,119	24,496
Total liabilities	302,678	257,185

Shareholders' Equity

Preferred stock	-	-
Common stock	128,619	128,129
Treasury stock	(609)	(699)
Accumulated other comprehensive loss	-	(70)
Retained earnings	125,380	127,335
Total shareholders' equity	253,390	254,695
Total liabilities and shareholders' equity	$556,068	$511,880

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended Dec. 31:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2016	2015	2016	2015	2016	2015
Tons Sold[1]	244,938	229,530	19,012	16,520	NA	NA

Net Sales	$ 167,055	$150,992	$45,032	$40,700	$42,817	$45,813
Average selling price per ton	682	658	2,369	2,464	NA	NA
Cost of materials sold[2]	136,979	120,822	37,452	37,376	29,063	30,067
Gross profit[3]	30,076	30,170	7,580	3,324	13,754	15,746
Operating expenses[4]	34,327	36,458	5,065	4,058	13,190	13,606
Goodwill and intangible asset impairment[5]	-	-	-	500	-	-
Operating income (loss)	$ (4,251)	$(6,288)	$2,515	$(1,234)	$564	$2,140

Depreciation and Amortization	2,953	2,987	211	173	1,398	1,556

	Twelve Months Ended Dec. 31:
	(audited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2016	2015	2016	2015	2016	2015
Tons Sold[1]	1,026,768	1,037,525	82,285	72,077	NA	NA

Net Sales	$670,983	$765,400	$189,930	$192,516	$194,203	$217,627
Average selling price per ton	653	738	2,308	2,671	NA	NA
Cost of materials sold[2]	529,021	618,674	160,185	176,686	130,834	146,854
Gross profit[3]	141,962	146,726	29,745	15,830	63,369	70,773
Operating expenses[4]	146,333	153,943	19,904	16,904	55,656	58,190
Goodwill and intangible asset impairment[5]	-	-	-	500	-	24,451
Operating income (loss)	$(4,371)	$(7,217)	$9,841	$(1,574)	$7,713	$(11,868)

Depreciation and Amortization	11,690	12,200	797	698	5,896	6,036

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]

Includes $0.8 million, and $1.5 million, of LIFO income for the three and twelve months ended Dec. 31, 2016, respectively; and $1.6 million, and $3.3 million, of LIFO income for the three and twelve months ended Dec. 31, 2015, respectively.

[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold.
[5]	Goodwill and intangible asset non-cash impairment charges are separately displayed for comparability purposes.

Olympic Steel, Inc.
Segment Financial Information Cont.
(audited, in thousands)

	At Dec. 31,
	2016	2015
Assets
Flat products	$363,626	$328,295
Tubular and pipe products	192,088	183,129
Corporate	354	456
Total assets	$556,068	$511,880

Other Information:
(audited, in thousands, except per-share data)	At Dec. 31,
	2016	2015

Shareholders' equity per share	$23.11	$23.25

Debt-to-equity ratio	0.66 to 1	0.58 to 1

	Twelve Months Ended
	Dec. 31,
	2016	2015

Net cash from (used for) operating activities	$(9,813)	$107,485

Cash dividends per share	$0.08	$0.08

CONTACT:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522